Exhibit 99.1

FOR IMMEDIATE RELEASE

LEXINGTON PRECISION AMENDS EXCHANGE OFFER FOR SENIOR SUBORDINATED NOTES

NEW YORK, March 7, 2003 – Lexington Precision Corporation (OTC: LEXP) announced today that it has amended its exchange offer to holders of record of its 12¾% Senior Subordinated Notes as of July 1, 2002.

The amended exchange offer is a component of a comprehensive financial restructuring plan that would also involve a refinancing of the company’s senior secured credit facilities, the repurchase, at a discount, of the company’s 10 1/2% Senior Note, an extension of the principal amount of the company’s 14% Junior Subordinated Notes, and a conversion of the accrued interest on the 14% Junior Subordinated Notes to common stock. The completion of the amended exchange offer will be subject to a number of conditions precedent, including the refinancing or retirement of all of the company’s debt, other than the 12 3/4% Senior Subordinated Notes, on terms satisfactory to the company. The company decided to amend the exchange offer in order to enhance the likelihood of its completing a refinancing of its senior, secured debt on satisfactory terms.

Under the terms of the amended exchange offer, tendering holders of the 12 3/4% Senior Subordinated Notes will receive new 11 1/2% Senior Subordinated Notes due August 1, 2007, in a principal amount equal to the sum of the principal amount of 12 3/4% Senior Subordinated Notes tendered plus the accrued interest thereon for the period August 1, 1999, through the day before the date the amended exchange offer is consummated. If the amended exchange offer is consummated on March 25, 2003, the accrued interest would total $465.3750 for each $1,000 principal amount of 12 3/4% Senior Subordinated Notes tendered. If all of the 12 3/4% Senior Subordinated Notes are tendered, and the exchange offer is completed, $12,757,000 of accrued interest will be converted into new 11 1/2% Senior Subordinated Notes. Prior to the amendment, only accrued interest through April 30, 2002, was to be converted into new 11 1/2% Senior Subordinated Notes.

Interest on the new 11 1/2% Senior Subordinated Notes will accrue from the date the amended exchange offer is consummated, and will be payable quarterly on each May 1, August 1, November 1, and February 1. Prior to the amendment, interest on the new 11 1/2% Senior Subordinated Notes was to accrue from May 1, 2002.

Tendering holders of the 12 3/4% Senior Subordinated Notes will also receive a participation fee equal to $30 for each $1,000 principal amount of 12 3/4% Senior

Subordinated Notes. The participation fee will be payable in cash on the date the amended exchange offer is consummated. Prior to the amendment, the participation fee was to be paid in three installments.

Each $1,000 principal amount of 11 1/2% Senior Subordinated Notes will be issued with warrants to purchase 10 shares of common stock at a price of $3.50 per share at any time during the period from January 1, 2004, through August 1, 2007. Prior to January 1, 2004, the warrants will not be detachable from, and will be transferable only as a unit with, the 11 1/2% Senior Subordinated Notes.

The amended exchange offer will expire at 12:00 midnight on March 20, 2003, unless extended by the company.

The completion of the amended exchange offer is subject to the condition that at least 99% of the aggregate principal amount of the 12 3/4% Senior Subordinated Notes is tendered for exchange and not withdrawn. As of March 6, 2003, $27,209,000 principal amount of 12 3/4% Senior Subordinated Notes, or 99.3% of the amount outstanding, had been tendered. If the exchange offer is completed, the company does not presently intend to pay principal or accrued interest in respect of untendered 12 3/4% Senior Subordinated Notes.

The company has discussed the amendment to the exchange offer with representatives of the four largest holders of the 12 3/4% Senior Subordinated Notes, who have indicated their intention to continue to participate in the exchange offer, as amended. The four largest holders control, in the aggregate, $20,490,000 principal amount of the 12 3/4% Senior Subordinated Notes, or 74.7% of the $27,412,000 outstanding.

Holders who have tendered their 12 3/4% Senior Subordinated Notes and wish to participate in the amended exchange offer do not need to take any further action. Holders who have not tendered their 12 3/4% Senior Subordinated Notes but wish to participate in the amended exchange offer should follow the directions for tendering notes set forth in the amended offering circular. Holders who have tendered their 12 3/4% Senior Subordinated Notes but do not wish to participate in the amended exchange offer should follow the directions for withdrawing tendered notes set forth in the offering circular.

Lexington Precision Corporation manufactures rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact: Warren Delano (212) 319-4657

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